Exhibit 10.13
          AMB Property Corporation®
January 30, 2011
Thomas S. Olinger
c/o AMB Property Corporation
Pier 1, Bay 1
San Francisco CA 94111
Re:	Continuing Employment; Change in Control and Noncompetition Agreement
Dear Mr. Olinger:
This letter sets forth our agreement with respect to your employment following the consummation of the transactions contemplated by the Agreement and Plan of Merger by and among AMB Property Corporation, AMB Property, L.P., Prologis, Upper Pumpkin LLC, New Pumpkin and Pumpkin LLC, dated as of January 30, 2011 (the “Merger Agreement”), and serves to amend the Change in Control and Noncompetition Agreement between you and AMB Property, L.P, dated as of September 27, 2007 (the “CIC Agreement”). Capitalized terms used and not defined in this letter shall have the meanings ascribed to them in the CIC Agreement; provided that, in paragraph 1 below, the term “Company” shall mean the “Surviving Corporation,” as that term is defined in the Merger Agreement, as successor to the Company.
          1. Effective as of the “Topco Effective Time” (as that term is defined in the Merger Agreement), you shall be employed by the Company as its Chief Integration Officer. You shall become the Chief Financial Officer of the Company upon the earlier of: (a) January 1, 2013 and (b) the termination of employment with the Company for any reason of William E. Sullivan, or Mr. Sullivan otherwise ceasing to be the Company’s Chief Financial Officer, following the Topco Effective Time. You agree to waive your right to resign for Good Reason in accordance with your CIC Agreement on account of your assumption of the position of Chief Integration Officer (rather than Chief Financial Officer) of the Company in accordance with the preceding sentence; provided (for purposes of clarity) that you shall have the right to resign for Good Reason in accordance with the CIC Agreement if you do not become the Chief Financial Officer of the Company at the time described in the preceding sentence, and you do not waive any other of your rights under the CIC Agreement (including but not limited to the right to resign for Good Reason for reasons other than described in this sentence).
          2. The Company and you agree that Section 1 of the CIC Agreement is amended by adding the following sentence to the end of such section, effective only upon, and conditioned upon, the Topco Effective Time
Notwithstanding the foregoing, this Agreement shall not terminate until the end of the twenty-fourth (24) calendar month following the Topco Effective Time (as defined in the Agreement and Plan of Merger by and among AMB Property Corporation, AMB Property, L.P., Prologis, Upper Pumpkin LLC, New Pumpkin and Pumpkin LLC, dated as of January 30, 2011 (the “Merger Agreement”)); provided, however, that if a Change in Control (as defined in Section 2) shall occur following the Topco Effective Time during the term of this Agreement, this Agreement shall not terminate until the end of the twenty-fourth (24) calendar month after the date on which such a Change in Control occurs (the effective date of each such Change in Control constituting a new “Change in Control Date”), at which time it will expire.
          3. The Company and you agree that the consummation of the transactions contemplated by the Merger Agreement will constitute a “Change in Control” within the meaning of the CIC Agreement, and effective as of the Topco Effective Time, the definition of “Change in Control” in Section 2 of the CIC Agreement shall be amended to add the following sentence at the end thereof:
Pier 1, Bay 1 San Francisco, California 94111 United States Main +1 415 394 9000 Fax +1 415 394 9001

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Notwithstanding any other provision of this Agreement to the contrary, the Topco Merger (as defined in the Merger Agreement) shall constitute a Change in Control, and the Topco Effective Time (as defined in the Merger Agreement), shall constitute the Change in Control Date applicable to such Change in Control.
          4. The Company and you agree that Section 3.5 of the CIC Agreement is amended in its entirety to read as follows, effective only upon, and conditioned upon, the Topco Effective Time:
3.5 Accelerated Vesting of Options and Other Equity-Based Awards. Notwithstanding anything to the contrary set forth in any stock, option or other equity incentive award plan of the Company or in any option, restricted stock or other equity-based award agreement between the Company and the Executive (regardless of whether such agreement is under any such stock, option or other equity incentive award plan), upon the Executive’s termination of employment with the Company under circumstances which entitle the Executive to the payments and benefits described in Section 3.3 or upon the Executive’s termination of employment due to death or Disability, (A) all options to acquire any equity securities of the Company held by the Executive on the date of such termination, and which also had been held by the Executive at the Topco Effective Time, shall immediately become exercisable and fully vested and (B) all shares of restricted stock, restricted stock units, deferred stock awards and other awards based upon the Company’s equity securities held by the Executive on the date of such termination, and which also had been held by the Executive at the Topco Effective Time, shall immediately become fully vested, exercisable or payable, as applicable, and any forfeiture provisions with respect to such awards shall immediately lapse.
You understand and agree that the effect of the foregoing amendment is to replace the paragraph of your CIC Agreement providing for immediate vesting of your equity and equity-based awards upon a Change in Control, with a paragraph providing that the vesting of equity and equity-based awards held by you at the Topco Effective Time will accelerate upon a severance-qualifying termination of employment, or termination due to death or Disability during the two-year period following a Change in Control.
Except as expressly set forth above, all of the terms and conditions of the CIC Agreement shall remain in full force and effect without modification. This amendment is subject to the choice of law, dispute resolution and other terms and conditions of the CIC Agreement as if set forth therein.

          AMB Property Corporation®
Please acknowledge your understanding of and agreement to the provisions of this letter (including the amendment to your CIC Agreement set forth herein) by signing this letter in the space provided below and returning a copy to the undersigned. This letter may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Very truly yours, By: AMB PROPERTY, L.P., a Delaware limited partnership, By: AMB Property Corporation, its general partner
By:	/s/ Nancy J. Hemmenway
Nancy J. Hemmenway
Senior Vice President, Human Resources
Agreed to and acknowledged
as of the 30th day of January, 2011:

/s/ Thomas S. Olinger